
----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
|F  O  R  M   4|                                       Washington, D.C. 20549
----------------
    Check this box if                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] no longer Subject
    to Section 16.

                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
-----------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        |                                                |                                        |
|     Rumbold           David            | SEYI (OTCBB)    Formerly QZON (OTCBB)          |    Director          X  10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification . |4.Statement for Month/  | X  Officer               Other         |
|                                        |   Number of Reporting |  Year                  |---(give title below) ---(Specify below)|
|                                        |   Person (Voluntary)  |                        |                                        |
|                                        |                       |    11/01               |                                        |
|   200 West Olive                       |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|   Wyoming            IL       61491    |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Securities Acquired (A) or   |5.Amount of      |6.    |7.Nature of       |
|  (Instr. 3)                   |  tion Date |  action |  Disposed of (D)              |  Securities     |Owner.|  Indirect        |
|                               |(Mon/Day/Yr)|  Code   |                               |  Beneficially   |ship  |  Beneficial      |
|                               |            |(Instr.8)|  (Instr. 3, 4, & 5)           |  Owned at End of|Form  |  Ownership       |
|                               |            |-------- |-------------------------------|  Month          |(D)   |  (Instr. 4)      |
|                               |            |     |   |                |(A) |         |                 |or    |                  |
|                               |            |Code | V |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I)   |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------| -----------------
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
| Common Stock                  | 12/07/01   | P   |   |      35,500    | A  | $2.06   |                 |   D  |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
| Common Stock                  | 11/02/01   | J   |   |   4,564,705    | A  | .1035   |                 |   D  |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
| Common Stock                  | 11/02/01   | J   |   |     500,000    | A  | .1035   |                 |   I  | Spouse           |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
| Common Stock                  | 11/02/01   | J   |   |     500,000    | A  | .1035   |                 |   I  | Minor child      |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
| Common Stock                  | 11/02/01   | J   |   |     500,000    | A  | .1035   |                 |   I  | Minor child      |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
| Common Stock                  | 11/02/01   | J   |   |     500,000    | A  | .1035   |                 |   I  | Minor child      |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly of indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                       PAGE:  1 OF 2






FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.     |4.Trans- |5.Number of        |6.Date        |7.Title and Amount  |8.Price |9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans- |  action |  Derivative       |Exercisable   |  of Underlying     |of Deriv|  of      |Own.|   of     |
|Security  |Exercise |action |  Code   |  Securities       |and           |  Securities        |Security|Derivative|Form|Indirect  |
|(Instr. 3)|Price of |Date   |(Instr.8)|  Acquired (A) or  |Expiration    |  (Instr. 3 & 4)    |(Instr5)|Securities|of  |Beneficial|
|          |Deriva-  |       |         |  Disposed of (D)  |Date          |                    |        |Benefi-   |Deri|Ownership |
|          |tive     |(Month/|         |  (Instr. 3, 4 & 5)|(Month/Day/   |                    |        |cially    |Sec.|(Instr. 4)|
|          |Security | Day/  |         |                   |   Year)      |                    |        |Owned at  |Dir.|          |
|          |         | Year) |         |                   |--------------|--------------------|        |End of    |(D) |          |
|          |         |       |         |                   |Date |        |          |Amount or|        |Month     |or  |          |
|          |         |       |---------|-------------------|Exer-|Expira- |   Title  |Number of|        |(Instr. 4)|Ind.|          |
|          |         |       |Code| V  |    (A)   |    (D) |cis- |tion    |          |Shares   |        |          |(I) |          |
|          |         |       |    |    |          |        |able |Date    |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|

Explanation of Responses:

     J   Shares received in trust pursuant to acquisition transaction with another reporting person, June 6, 2001, trust terminated and ownership of record was transferred to David Rumbold and his family November 2, 2001.






             /s/ David Rumbold                                                           Dec. 13, 2001
           ----------------------------------------------                          ----------------------
                 **Signature of Reporting Person                                            Date




       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.













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